Exhibit 10.88
LAS VEGAS SANDS CORP.
NON-EMPLOYEE DIRECTOR DEFERRED COMPENSATION PLAN
Effective December 14, 2011
The Las Vegas Sands Corp. Non-Employee Director Deferred Compensation Plan (the “Plan”) is intended to provide non-employee directors the ability to defer certain compensation earned. This Plan applies to all deferrals made under the Plan on or after January 1, 2012. It is intended that this Plan will be supplemented by annual summaries describing the Plan and participation in the Plan for the applicable Plan Year; in the event of a conflict between the Plan and an annual summary, the terms of the Plan shall control. Following the Effective Date, no deferrals shall be made to the Las Vegas Sands, Inc. Deferred Compensation Plan.
ARTICLE I
DEFINITIONS
Capitalized terms used in this Plan, shall have the meanings specified below.
1.1 “Account” or “Accounts” shall mean all of the Deferral Subaccounts that are specifically provided in this Plan.
1.2 “Affiliate” means (i) any person or entity that directly or indirectly controls, is controlled by or is under common control with the Company and/or (ii) to the extent provided by the Committee, any person or entity in which the Company has a significant interest. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting or other securities, by contract or otherwise.
1.3 “Beneficiary” or “Beneficiaries” shall mean the person or persons designated in writing by a Participant in accordance with procedures established by the Committee or the Plan Administrator to receive the benefits specified hereunder in the event of the Participant’s death. No beneficiary designation shall become effective until it is filed with the Committee or the Plan Administrator. If there is no such designation or if there is no surviving designated Beneficiary, then the Participant’s surviving spouse shall be the Beneficiary. If there is no surviving spouse to receive any benefits payable in accordance with the preceding sentence, the duly appointed and currently acting personal representative of the Participant’s estate (which shall include either the Participant’s probate estate or living trust) shall be the Beneficiary.
1.4 “Board of Directors” or “Board” shall mean the Board of Directors of the Company.
1.5 “Change in Control” shall have the meaning given such term under the Company’s 2004 Equity Award Plan (or any successor plan).

1.6 “Code” shall mean the Internal Revenue Code of 1986, as amended. Reference in the Plan to any section of the Code shall be deemed to include any regulations or other interpretative guidance under such section, and any amendments or successor provisions to such section, regulations or guidance.
1.7 “Committee” shall mean a committee that the Compensation Committee may appoint to administer the Plan or, if no such committee has been appointed by the Compensation Committee, then it shall mean the Compensation Committee. As of the Effective Date, the Committee shall consist of those persons occupying the positions of Senior Vice President, Human Resources, General Counsel and Chief Financial Officer of the Company.
1.8 “Company” shall mean Las Vegas Sands Corp., a Nevada corporation.
1.9 “Compensation Committee” shall mean the Compensation Committee of the Board.
1.10 “Deferral Subaccount” shall mean the bookkeeping account maintained by the Company for each Participant that is credited with amounts equal to (i) the portion of the Participant’s Director Payments that he or she elects to defer, and (ii) earnings and losses attributable thereto.
1.11 “Director” shall mean a non-employee member of the Board.
1.12 “Director Payments” shall mean, with respect to any Director, the compensation payable in the form of the annual retainer, meeting fees or other cash compensation.
1.13 “Disability” shall mean a circumstance where the Company or its subsidiaries shall have cause to terminate a Participant’s service on account of “disability,” as defined in any then-existing consulting or similar services agreement between the Participant and the Company or its subsidiaries or, in the absence of such an agreement, a condition entitling the Participant to receive benefits under a long-term disability plan of the Company or its subsidiaries, or, in the absence of such a plan, as determined by the Committee based upon medical evidence acceptable to it; provided, however, that a Participant shall not have a Disability for purposes of the Plan unless the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or the Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering the employees of the Company or its subsidiaries.
1.14 “Distributable Amount” shall mean the vested balance in a Participant’s Accounts subject to distribution in a given Plan Year.

1.15 “Effective Date” means December 14, 2011.
1.16 “Enrollment Period” shall mean a period of time, as determined by the Committee with respect to each Plan Year, ending no later than December 31 of the prior Plan Year.
1.17 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
1.18 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto. Reference in the Plan to any section of (or rule promulgated under) the Exchange Act shall be deemed to include any rules, regulations or other interpretative guidance under such section or rule, and any amendments or successor provisions to such section, rules, regulations or guidance.
1.19 “Fund” or “Funds” shall mean one or more of the notional investment options selected by the Committee, or its designee, to which Participants may elect to make deemed investments pursuant to Section 3.4. Funds may include, without limitation, the investment alternatives available under the Company’s 401(k) plan as in effect from time to time, investment in the Company’s common stock, or a specified fixed rate of return.
1.20 “In-Service Distribution Date” shall mean, in the case of a distribution to be made while the Participant is still performing services for the Company or its subsidiaries, the month of March of the Plan Year elected by the Participant.
1.21 “Nevada Gaming Laws” means the statutes of the State of Nevada, the regulations of the Nevada Gaming Commission, the rules, directives and decisions of the Nevada Gaming Commission and State Gaming Control Board, the ordinances of Clark County, Nevada, and the regulations of the Clark County Liquor and Gaming Licensing Board.
1.22 “Participant” shall mean any Director who becomes a Participant in this Plan in accordance with Article II.
1.23 “Plan” shall mean this Las Vegas Sands Corp. Deferred Compensation Plan.
1.24 “Plan Administrator” shall mean, if applicable, any record keeper appointed by the Company (which may include an Affiliate of the Company) to perform administrative and other functions associated with the Plan.
1.25 “Plan Year” shall mean the Company’s fiscal year, which as of the Effective Date is the annual period commencing January 1 and ending the following December 31.

1.26 “Section 409A” shall mean Section 409A of the Code.
1.27 “Separation from Service” shall mean that the service provider relationship with the Company and any entity that is to be treated as a single employer with the Company for purposes of Treasury Regulations Section 1.409A-1(h) (the “Single Employer”) terminates such that the facts and circumstances indicate it is reasonably anticipated that no further services will be performed or that the level of bona fide services the Participant would perform after the termination would permanently decrease to no more than 20 percent of the average level of bona fide services performed (over the immediately preceding 36-month period (or the full period of services to the Single Employer if the Participant has been providing services to the Single Employer less than 36 months).
1.28 “Separation from Service Distribution Date” shall mean, in the case of a distribution on account of a Separation from Service, the first month following the month in which the Separation from Service occurs (or, if the Participant is a Specified Employee on the date of the Separation from Service, the seventh month following the month in which the Separation from Service occurs).
1.29 “Specified Employee” shall mean a “specified employee” within the meaning of Section 409A.
1.30 “Unforeseeable Emergency” shall mean a severe unforeseeable financial hardship as defined in Section 409A, including a severe financial hardship resulting from (i) an illness or accident of the Participant, the Participant’s spouse, the Participant’s designated Beneficiary, or the Participant’s dependent (as defined in Section 152 of the Code, without regard to section 152(b)(1), (b)(2), and (d)(1)(B)), (ii) the loss of the Participant’s property due to casualty, or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the Participant’s control.
ARTICLE II
ELIGIBILITY FOR PARTICIPATION
2.1 Eligibility of Directors. Each Director shall be eligible to participate in the Plan.
2.2 Participation. A Director shall become a Participant in the Plan by electing to make a deferral of Director Payments in a Plan Year in accordance with Article III.
2.3 Amendment of Eligibility Criteria. The Committee may, in its discretion, change the criteria for eligibility for any reason, including to comply with any applicable laws relating to the operation of the Plan. Eligibility for participation in one Plan Year does not guarantee eligibility to participate in any future Plan Year.

ARTICLE III
ELECTIONS
3.1 Election of Director to Defer Director Payments.
(a) Timing of Election to Defer Director Payments. A Participant may elect to defer Director Payments on or prior to December 31 of the calendar year prior to the calendar year for which such Director Payments would be earned.
(b) Amount Eligible for Deferral. As of the Effective Date, a Participant may elect to defer up to 100% of his Director Payments. The Committee may change the amount that may be deferred in respect of any Plan Year at any time, or from time to time.
3.2 Special Rule. Notwithstanding the provisions of Section 3.1(a), a Participant who has not previously been eligible to participate in another elective deferred compensation plan (that would be treated as the same type of plan as the Plan for purposes of Section 409A) may make an initial deferral election under the Plan in accordance with the other provisions of Section 3.1, as applicable, within 30 calendar days of first becoming eligible to participate under the Plan; provided, however, that in such event such deferral elections shall apply only to Director Payments that are earned after the date of such election.
3.3 Elections as to Time and Form of Payment. At the time of making an election to defer Director Payments, the Participant shall make an election regarding the time and form of payment of the Director Payments deferred for that Plan Year (including earnings and losses attributable thereto).
(a) Elections as to Time. A Participant shall elect to receive a distribution of his or her Director Payments to be deferred for a Plan Year (and all earnings and losses attributable thereto) (i) on an In-Service Distribution Date, (ii) on a Separation from Service Distribution Date or (iii) a portion on an In-Service Distribution Date and a portion on a Separation from Service Distribution Date; provided, however, that a Participant’s In-Service Distribution Date may be no earlier than three years following the date on which the deferral of Director Payments is made.
(b) Elections as to Form. A Participant shall elect the form of the distribution of his or her Director Payments, whether in a lump sum payment or in annual installments. If no such election is made, the Participant shall be deemed to have elected to receive payment in a lump sum. A Participant may elect annual installments to be paid over a period not to exceed ten years. A Participant’s election to receive payment in installments is subject to the terms of Article VI.
(c) Application of Election. An election as to time and form of payment made with respect to a given Plan Year shall apply only to the Director Payments deferred for such Plan Year, unless otherwise provided by the Compensation Committee.

(d) No Changes Permitted. Except as permitted by Section 3.3(e) below, elections as to time and form of payment shall become irrevocable as of December 31 of the Plan Year prior to the calendar year for which such Director Payments are deferred.
(e) Subsequent Changes in Time and Form of Payment. A Participant may delay the timing of a previously-scheduled payment or may change the form of a payment only if such subsequent deferral election meets all of the following requirements:
(i) the subsequent deferral election shall not take effect until at least 12 months after the date on which it is made;
(ii) the election must be made at least 12 months prior to the date the payment is scheduled to be made. For installment payments, the election must be made at least 12 months prior to the date the first payment in such installment was scheduled to be made; and
(iii) the subsequent deferral election must delay the payment for at least five years from the date the payment would otherwise have been made. For installment payments, the delay is measured from the date the first payment was scheduled to be made.
A Participant may make only one subsequent change with respect to deferrals made for a specific Plan Year.
(f) Manner of Election. As determined by the Committee, initial elections and subsequent elections, if any, may be made in writing or through an electronic medium such as a website enrollment window or through an email enrollment form or as otherwise specified by a Plan Administrator, or through such other method determined by the Committee, provided that there is sufficient record of when such election is made.
3.4 Elections as to Deemed Investment Choices.
(a) Prior to the date on which the actual deferral of Director Payments in respect of a Plan Year is made by the Company, a Participant shall make an election regarding how such Director Payments shall be deemed to be invested for purposes of determining the amount of earnings or losses to be credited to the Participant’s Accounts. If no such election is made in respect of Director Payments deferred in any Plan Year, then (i) the Participant shall be deemed to have made the same election made by such Participant in respect of the most recent Plan Year in which there was a deferral of Director Payments and (ii) if no election contemplated by clause (i) has been made, the deferred Director Payments shall be deemed invested in a default Fund selected by the Committee from time to time.

(b) The Committee shall identify the Funds periodically made available for the notional investment of Accounts, and shall periodically communicate the available Funds to Participants. The Committee may alter, modify, eliminate or replace any Funds and, if it does so, it may provide affected Participants a different and/or modified Fund in place of the Fund being altered, modified, eliminated or replaced. Participants shall be allowed to select the Funds in which their Accounts will be deemed invested, and the portion of each Account deemed invested in each selected Funds, by communicating such selection to the Company or Plan Administrator in such form as shall be determined by the Committee. The Participants shall be allowed to make the selection described in the preceding sentence as frequently as daily, unless the Committee determines otherwise, provided that any change in a selected Fund shall not be effective until the date prescribed by the Committee in accordance with such administrative procedures as the Committee establishes from time to time in its sole discretion. The Committee shall establish from time to time and communicate to Participants a default Fund in which the Accounts of a Participant who does not select one or more Funds shall be deemed invested.
ARTICLE IV
DEFERRAL ACCOUNTS
4.1 Deferral Subaccount. The Company or Plan Administrator shall establish and maintain a Deferral Subaccount for each Participant under the Plan. Each Participant’s Deferral Subaccount shall be further divided into separate subaccounts (“investment fund subaccounts”), each of which corresponds to a Fund elected by the Participant. A Participant’s Deferral Subaccount shall be credited as follows:
(a) on the day the amounts are withheld and/or deferred from a Participant’s Director Payments, with an amount equal to the Director Payments deferred by the Participant; and
(b) unless otherwise determined by the Committee, no less frequently than monthly to reflect the equivalent of the earnings, gains and losses that the Deferral Subaccount would have experienced had it actually been invested in the Funds chosen by the applicable Participant (or in the default Fund, if and as applicable).
ARTICLE V
VESTING
5.1 Vesting. A Participant shall be 100% vested at all times in his or her Deferral Subaccount.
ARTICLE VI
DISTRIBUTIONS
Distributions from the Plan shall be made only in accordance with this Article VI. All distributions shall be in cash.

6.1 Distribution of Accounts While Still Performing Services or Upon Separation from Service (if not a Specified Employee).
(a) Scheduled Distributions. In respect of all Distributable Amounts payable in a lump sum on an In-Service Distribution Date, the value thereof shall be determined as of the last day of the month prior to the month in which the In-Service Distribution Date occurs, and the distribution thereof shall be made as soon as administratively possible (and in no event later than 90 days) thereafter. In respect of all Distributable Amounts payable in installments on an In-Service Distribution Date, all installments shall be valued as of the last day of the month prior to the month in which the In-Service Distribution Date occurs in each applicable year, and the distribution thereof shall be made as soon as administratively practicable (and in no event later than 90 days) thereafter.
(b) Separation from Service. In the event a Participant has a Separation from Service prior to such Participant’s In-Service Distribution Date, and the Participant is not a “Specified Employee” on the date of the Separation from Service, then (except as otherwise provided in Section 6.1(c)):
(i) Lump Sum. For Distributable Amounts for which the Participant has elected (or be deemed to have elected) a lump sum, the value thereof shall be determined as of the last day of the month prior to the month in which the Separation from Service occurs, and the distribution thereof shall be made as soon as administratively possible (and in no event later than 90 days) thereafter. If (A) a Participant has made an irrevocable election to defer his or her Director Payments, (B) such Director Payments are deferred after the Participant’s Account has been distributed, and (C) the Participant had elected to receive a lump sum distribution, then the additional Account balance shall be valued and distributed in the month immediately following the month in which the Director Payments are deferred.
(ii) Installment Payments. For Distributable Amounts for which the Participant has elected installments, (A) the first installment shall be valued as of the last day of the month prior to the month in which the Separation from Service occurs, and the distribution thereof shall be made as soon as administratively possible (and in no event later than 90 days) thereafter, and (B) each subsequent installment shall be valued as of the last day of February of each of the following calendar years, and the distribution thereof shall be made as soon as administratively possible (and in no event later than 90 days) thereafter. For the avoidance of doubt, under no circumstances shall two installments be paid in a single calendar year. If (x) a Participant has made an irrevocable election to defer his or her Director Payments, (y) such Director Payments are deferred after the Participant’s Account has started to be distributed, and (z) the Participant had elected to receive installment payments, the additional deferral shall be added to the Participant’s balance in his or her Deferral Subaccount and shall be distributed in accordance with the installment election.

(c) Death or Disability. Upon the death or Disability of a Participant, the provisions of Section 6.2(b) and (c) shall apply, respectively.
(d) Except as provided in Section 6.3, no unscheduled in-service distributions are permitted.
6.2 Distribution of Accounts for “Specified Employees” after Separation from Service. If a Participant incurs a Separation from Service, and the Participant is a Specified Employee on the date of the Separation from Service, then:
(a) Separation from Service. At the time of the Participant’s Separation from Service (other than in the case of death or Disability), the Participant’s Account shall be distributed in accordance with the Participant’s elections.
(1) Lump Sum. For Distributable Amounts for which the Participant has elected (or be deemed to have elected) a lump sum, the value thereof shall be determined as of the last day of the sixth month following the Separation from Service, and the distribution thereof shall be made as soon as administratively possible (and in no event later than 90 days) thereafter. If (i) a Participant has made an irrevocable election to defer his or her Director Payments, (ii) such Director Payments are deferred after the Participant’s Account has been distributed, and (iii) the Participant had elected to receive a lump sum distribution, then the additional Account balance shall be valued and distributed in the month immediately following the month in which the Director Payments are deferred.
(2) Installment Payments. For Distributable Amounts for which the Participant has elected installments, (i) the first installment shall be valued as of the last day of the sixth month following the Separation from Service, and the distribution thereof shall be made as soon as administratively possible (and in no event later than 90 days) thereafter, and (ii) each subsequent installment shall be valued as of the last day of February of each of the following calendar years, and the distribution thereof shall be made as soon as administratively possible (and in no event later than 90 days) thereafter. For the avoidance of doubt, under no circumstances shall two installments be paid in a single calendar year. If (x) a Participant has made an irrevocable election to defer his or her Director Payments, (y) such Director Payments are deferred after the Participant’s Account has started to be distributed, and (z) the Participant had elected to receive installment payments, the additional deferral shall be added to the Participant’s balance in his or her Deferral Subaccount and shall be distributed in accordance with the installment election.
(b) Death. In the case of the death of a Participant, either while providing services to the Company or its subsidiaries, or prior to distribution of the Participant’s entire Account balance, the Participant’s Account balance shall be distributed to the Participant’s Beneficiary as soon as administratively possible and in no event later than 90 days following the death of the Participant. The value of the Participant’s Account shall be determined as of the date on which the Participant dies.

(c) Disability. In the case of the Disability of a Participant prior to the commencement of distribution of the Participant’s Account balance, the Participant’s Account balance shall be distributed to the Participant in a lump sum as soon as administratively possible (and in no event later than 90 days) after it has been determined that the Participant suffers from a Disability. The value of the Participant’s Account shall be determined as of the date on which it has been determined that the Participant suffers from a Disability.
6.3 Unforeseeable Emergency. A Participant shall be permitted to elect a distribution from his or her Deferral Subaccount prior to the date the Accounts were otherwise to be distributed in the event of an Unforeseeable Emergency, subject to the following restrictions:
(a) the election to take a distribution due to an Unforeseeable Emergency shall be made by requesting such a distribution in writing to the Committee, including the amount requested and a description of the need for the distribution;
(b) the Committee shall make a determination, in its sole discretion, that the requested distribution is on account of an Unforeseeable Emergency; and
(c) the Unforeseeable Emergency cannot be relieved (i) through reimbursement or compensation by insurance or otherwise, (ii) by liquidation of the Participant’s assets, to the extent the liquidation of assets would not itself cause severe financial hardship, or (iii) by cessation of deferrals under this Plan.
The amount determined by the Committee as distributable due to an Unforeseeable Emergency shall be paid within 30 days after the request for the distribution is approved by the Committee. The value of the Participant’s Account shall be determined as of the date on which the distribution request was made.
6.4 Valuation Date. In the event that any valuation date contemplated by Section 6.1, Section 6.2 or Section 6.3 is not a business day, then the valuation date shall be the immediately preceding business day.
6.5 Change in Control. Notwithstanding anything to the contrary in this Article VI, in the event that a Change in Control occurs that is also a “change in control” within the meaning of Section 409A, the Participant’s Account balance shall be distributed to the Participant as soon as administratively possible and in no event later than 14 days following the occurrence of the Change in Control. The value of the Participant’s Account shall be determined as of the date on which the Change in Control occurs.

ARTICLE VII
ADMINISTRATION
7.1 Committee. A Committee shall be appointed by, and serve at the pleasure of, the Compensation Committee. The number of members comprising the Committee shall be determined by the Compensation Committee, which may from time to time vary the number of members. A member of the Committee may resign by delivering a written notice of resignation to the Compensation Committee. The Compensation Committee or the Board may remove any member, with or without cause, by delivering a copy of its resolution of removal to such member.
7.2 Committee Action. The Committee shall act at meetings by affirmative vote of a majority of the members of the Committee. Any action permitted to be taken at a meeting may be taken without a meeting if, prior to such action, a written consent to the action is signed by a majority of members of the Committee and such written consent is filed with the minutes of the proceedings of the Committee. A member of the Committee shall not vote or act upon any matter which relates solely to himself or herself as a Participant. Any member of the Committee may execute any certificate or other written direction on behalf of the Committee.
7.3 Powers of the Committee. The Committee, on behalf of the Participants and their Beneficiaries, shall enforce the Plan in accordance with its terms, shall be charged with the general administration of the Plan, and shall have all powers necessary to accomplish its purposes, including, but not limited to, the following:
(a) to select the Funds;
(b) to construe and interpret the terms and provisions of this Plan;
(c) to compute and certify to the amount and kind of benefits payable to Participants and their Beneficiaries;
(d) to maintain all records that may be necessary for the administration of the Plan;
(e) to provide for the disclosure of all information and the filing or provision of all reports and statements to Participants, Beneficiaries or governmental agencies as shall be required by law;
(f) to make and publish such rules for the regulation of the Plan and procedures for the administration of the Plan as are not inconsistent with the terms hereof;
(g) to appoint a Plan Administrator, or any other agent, and to delegate to them such powers and duties in connection with the administration of the Plan as the Committee may from time to time prescribe; and
(h) to take all actions necessary for the administration of the Plan.
7.4 Construction and Interpretation. The Committee shall have full discretion to construe and interpret the terms and provisions of this Plan, which interpretations or construction shall be final and binding on all parties, including but not limited to the Company and any Participant or Beneficiary.

7.5 Compensation, Expenses and Indemnity.
(a) The members of the Committee shall serve without compensation for their services hereunder.
(b) The Committee is authorized at the expense of the Company to employ such legal counsel or other advisors as it may deem advisable to assist in the performance of its duties hereunder. Expenses and fees in connection with the administration of the Plan shall be paid by the Company.
ARTICLE VIII
MISCELLANEOUS
8.1 Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interest in any specific property or assets of the Company. No assets of the Company shall be held in any way as collateral security for the fulfilling of the obligations of the Company under this Plan. Any and all of the Company’s assets shall be, and remain, the general unpledged, unrestricted assets of the Company. The Company’s obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future, and the rights of the Participants and Beneficiaries shall be no greater than those of unsecured general creditors. It is the intention of the Company that this Plan be unfunded for purposes of the Code and for purposes of Title I of ERISA.
8.2 Restriction Against Assignment. The Company shall pay all amounts payable hereunder only to the person or persons designated by the Plan and not to any other person or corporation. No part of a Participant’s Accounts shall be liable for the debts, contracts, or engagements of any Participant, his or her Beneficiary, or successors in interest, nor shall a Participant’s Accounts be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, sell, transfer, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever.
8.3 Withholding. There shall be deducted from each payment made under the Plan or any other compensation payable to the Participant (or Beneficiary) all taxes, if any, which are required to be withheld by the Company or its subsidiaries in respect to such payment or this Plan. The Company or its subsidiaries shall have the right to reduce any payment (or compensation) by the amount of cash sufficient to provide the amount of said taxes.
8.4 Amendment, Modification, Suspension or Termination. The Compensation Committee may amend, modify, suspend or terminate the Plan in whole or in part, except that no amendment, modification, suspension or termination shall have any retroactive effect to reduce any amounts allocated to a Participant’s Accounts. The Committee may also amend the Plan, provided that the Committee may only adopt amendments that (i) do not have a negative material financial impact on the Company or its subsidiaries; or (ii) are required by tax or legal statutes, regulations or pronouncements.

8.5 Governing Law. Except to extent preempted by Federal law, this Plan shall be governed by and construed in accordance with the internal laws of the State of Nevada applicable to contracts made and performed wholly within the State of Nevada, and, to the extent applicable, the Nevada Gaming Laws, without giving effect to the conflict of laws provisions thereof.
8.6 Receipt or Release. Any payment to a Participant or the Participant’s Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Committee and the Company and its subsidiaries. The Committee may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.
8.7 Limitation of Rights and Service Relationship. Neither the establishment of the Plan nor any modification thereof, nor the creating of any fund or account, nor the payment of any benefits shall be construed as giving to any Participant, or Beneficiary or other person any legal or equitable right against the Company or its subsidiaries except as provided in the Plan; and in no event shall the terms of service relationship of any Participant be modified or in any way be affected by the provisions of the Plan.
8.8 Headings. Headings and subheadings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.
8.9 Section 409A. All provisions of the Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code (“Section 409A”). If the Committee determines that any amounts payable hereunder may be taxable to a Participant under Section 409A, the Company may (i) adopt such amendments to the Plan and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Committee determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Plan and/or (ii) take such other actions as the Committee determines necessary or appropriate to avoid or limit the imposition of an additional tax under Section 409A; provided, that neither the Company nor any of its subsidiaries nor any other person or entity shall have any liability to a Participant or Beneficiary with respect to the tax imposed by Section 409A.

As evidence of the adoption of this Plan, effective December 14, 2011, by Las Vegas Sands Corp., this document is signed by a duly authorized officer.

LAS VEGAS SANDS CORP.
By:	/s/ Michael A. Leven